SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No.2)*

                       HUTCHINSON TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   448407 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 19

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 2 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,517,090 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4is the general partner
             BENEFICIALLY                                  of ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,517,090 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                             1,517,090 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             6.10%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 3 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       7,670 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund"). Integral NBT is the
             BENEFICIALLY                                  general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           7,670 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                7,670 shares
----------- ------------------------------------------------------------------------------------------------------------------
   10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.31%
----------- ------------------------------------------------------------------------------------------------------------------
   12       TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 4 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       749,940 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           749,940 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              749,940 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 5 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability compoany)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       13,800 shares, of which 9,630 shares are directly owned by
                SHARES                                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund")
             BENEFICIALLY                                  and 4,170 shares are directly owned by Integral Capital Partners
            OWNED BY EACH                                  V SLP Side Fund, LLC ("5 SLP Side Fund").  ICP Management 5 is
              REPORTING                                    the general partner of ICP5 Side Fund and the manager of 5 SLP
                PERSON                                     Side Fund.
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           13,800 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               13,800 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                          [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.55%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 6 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       1,517,090 shares are directly owned by ICP4.  Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           1,517,090  shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                            1,517,090 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             6.10%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 7 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       7,670 shares are directly owned by Side Fund.  Integral Capital
                SHARES                                     Partners NTB, LLC is the investment general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           7,670 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                7,670 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.31%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 8 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       749,940 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           749,940 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              749,940 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.02%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 9 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       9,630 shares, which are directly owned by ICP5 Side Fund.  ICP
                SHARES                                     Management 5 is the general partner of ICP5 Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           9,630 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                9,630 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.39%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 448407 10 6                                            13D        Page 10 of 22 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)          (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       4,170 shares, which are directly owned by 5 SLP Side.  ICP
                SHARES                                     Management 5 is the manager of 5 SLP Side.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           4,170  shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               4,170  shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             0.17%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 22 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Hutchinson Technology Incorporated

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  40 West Highland Park
                  Hutchinson, MN 55350

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P, a Delaware limited partnership ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("5 SLP Side"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single manager of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

                                                             Page 12 of 22 Pages


ITEM 2(e).        CUSIP NUMBER:

                  448407 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [    ]   Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      [    ]   Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      [    ]   Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      [    ]   Investment  company registered under Section 8 of the
                           Investment Company Act.

         (e)      [    ]   An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [    ]   An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [    ]   A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [    ]   A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [    ]   A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      [    ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                          [ X ].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management IV, LLC

                  (a)      Amount Beneficially Owned:  1,517,090
                  (b)      Percent of Class:  6.10%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  1,517,090.
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  1,517,090.

                                                             Page 13 of 22 Pages


         B.       Integral Capital Partners NBT, LLC

                  (a)      Amount Beneficially Owned:  7,670
                  (b)      Percent of Class:  0.31%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  7,670
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  7,670

         C.       Integral Capital Management V, LLC

                  (a)      Amount Beneficially Owned:  749,940
                  (b)      Percent of Class:  3.02%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  749,940
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  749,940

         D.       ICP Management V, LLC

                  (a)      Amount Beneficially Owned:  13,800
                  (b)      Percent of Class:  0.55%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  13,800
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  13,800

         E.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  1,517,090
                  (b)      Percent of Class:  6.10%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 1,517,090
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 1,517,090


                                                             Page 14 of 22 Pages

         F.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  7,670
                  (b)      Percent of Class:  0.31%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  7,670
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  7,670

         G.       Integral Capital Partners V, L.P.

                  (a)      Amount Beneficially Owned:  749,940
                  (b)      Percent of Class:  3.02%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  749,940
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  749,940

         H.       Integral Capital Partners V Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  9,630
                  (b)      Percent of Class: 0.39%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  9,630
                           3.    Sole power to dispose or to direct the disposition:  -0-
5.       Shared power to dispose or to direct the disposition:  9,630

         I.        Integral Capital Partners V SLP Side Fund, LLC
                  (a)      Amount Beneficially Owned:  4,170
                  (b)      Percent of Class:  0.17%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  4,170
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  4,170

                                                             Page 15 of 22 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 16 of 22 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2001

                                         INTEGRAL CAPITAL MANAGEMENTIV, LLC



                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager


                                         INTEGRAL CAPITAL PARTNERS NBT, LLC



                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         INTEGRAL CAPITAL MANAGEMENT V, LLC



                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         ICP MANAGEMENT V, LLC



                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                            Page 17 of 22 Pages


                                         INTEGRAL CAPITAL PARTNERS IV, L.P.

                                         By Integral Capital Management IV, LLC,
                                         its General Partner


                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager


                                         INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                         FUND, L.P.

                                         By Integral Capital Partners NBT, LLC
                                         its General Partner


                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         INTEGRAL CAPITAL PARTNERS V, L.P.

                                         By Integral Capital Management V, LLC,
                                         its General Partner


                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                         INTEGRAL CAPITAL PARTNERS V SIDE
                                         FUND, L.P.

                                         By ICP Management V, LLC,
                                         its General Partner


                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                             Page 18 of 22 Pages



                                         INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                         FUND, LLC

                                         By ICP Management V, LLC,
                                         its Manager

                                         By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                                  Pamela K. Hagenah
                                                  a Manager

                                                             Page 19 of 22 Pages


                                  EXHIBIT INDEX


                                                               Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:        Agreement of Joint Filing                    20

                                                             Page 20 of 22 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for 2,288,500 Shares of capital stock of Hutchinson Technology Incorporated held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date:  February 13, 2001

                                      INTEGRAL CAPITAL MANAGEMENTIV, LLC


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL PARTNERS NBT, LLC


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL MANAGEMENT V, LLC


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                                             Page 21 of 22 Pages

                                      ICP MANAGEMENT V, LLC


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL PARTNERS IV, L.P.

                                      By Integral Capital Management IV, LLC,
                                      its General Partner


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                      L.P.

                                      By Integral Capital Partners NBT, LLC, its
                                      General Partner


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL PARTNERS V, L.P.

                                      By Integral Capital Management V, LLC,
                                      its General Partner


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager

                                                             Page 22 of 22 Pages

                                      INTEGRAL CAPITAL PARTNERS V SIDE
                                      FUND, L.P.

                                      By ICP Management V, LLC,
                                      its General Partner


                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager


                                      INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                      FUND, LLC

                                      By ICP Management V, LLC,
                                      its Manager

                                      By         /s/ Pamela K. Hagenah
                                             --------------------------------
                                               Pamela K. Hagenah
                                               a Manager